Exhibit 21.1

Bimini Capital Management, Inc.
Consolidated Subsidiaries of the Registrant
December 31, 2010

Consolidated subsidiaries included in the 2010 consolidated financial statements of Bimini Capital Management, Inc. are:

	Jurisdiction of Organization	Percentage of Voting Power
Orchid Island Capital, Inc.	Maryland	100.0%
Mortco TRS, LLC	Delaware	100.0%
HomeStar SPV Holdings, Inc.	Delaware	100.0%
HS Special Purpose, LLC	Delaware	100.0%
Opteum Financial Services Corporation	Pennsylvania	100.0%
Opteum Mortgage Acceptance Corporation	Delaware	100.0%
Opteum SPV 2, LLC	Delaware	100.0%